Exhibit 99.1

AMEDISYS APPOINTS DONALD A. WASHBURN TO BOARD OF DIRECTORS

BATON ROUGE, Louisiana (April 27, 2004) – Amedisys, Inc. (Nasdaq: “AMED” or “the Company”), one of America’s leading home health nursing companies, today announced the appointment of Donald A. Washburn, to the Company’s Board of Directors. Amedisys’ Board of Directors now includes six members, and Mr. Washburn’s appointment increases the number of independent directors to five.

Mr. Washburn, 59, a private investor, currently serves on the Boards of LaSalle Hotel Properties (NYSE: LHO), a real estate investment trust, and Key Technology, Inc. (Nasdaq: KTEC), which designs and manufactures process automation systems for the food processing and industrial markets. He also serves on several private company boards, including Princess House, Inc. and LAGA, Inc. In addition, Mr. Washburn is a member of several non-profit boards, including Kellogg Graduate School of Management, Northwestern Law Board, Portland Citizens Crime Commission, Portland Citizens Commission on Homelessness, and the Hearing & Speech Institute. Furthermore, he sits on the Advisory Boards of Spell Capital Partners Fund II, a private equity fund, and Laborsage, Inc., a private company that provides software solutions to the hospitality industry.

Mr. Washburn held several senior level management positions with Northwest Airlines, Inc. (NYSE: NWB), the world’s fourth largest airline. The last of which was Executive Vice President, a position he held from 1995 through 1998. His responsibilities included overseeing all operational matters, including customer service, flight, in-flight, maintenance, cargo, pilot training, properties and facilities, labor relations, and state/local government relations. Prior to his stint at Northwest, Mr. Washburn held several senior level positions over a span of 10 years at Marriott International Corporation (NYSE: MAR), a hospitality real estate and management company. He rose to the position of Executive Vice President. Among his various roles at Marriott, Mr. Washburn was responsible for the general management of Marriott’s Courtyard Hotel division, worldwide real estate development and lodging strategy and development.

“We are pleased to have Donald join Amedisys’ Board of Directors,” said William F. Borne, Chief Executive Officer of Amedisys. “His significant management and operational experience at multi-billion dollar companies will be invaluable to Amedisys as we continue to grow our business and enhance the efficiency of our company.”

Mr. Washburn received his J.D. degree from Northwestern’s School of Law, where he graduated Cum Laude in 1978, and an M.B.A. from the Kellogg Graduate School of Management in 1983. Additionally, Mr. Washburn obtained a B.B.A from Loyola University of Chicago’s School of Business, which he received in 1991.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $142 million in revenue in 2003. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on this Company can be found on the World Wide Web at:

http://www.amedisys.com

Contact:	Amedisys, Inc.	EURO RSCG Life NRP
	Chief Financial Officer	Investors/Media
	Greg Browne	Brian Ritchie
	225-292-2031	212.845.4269
	gbrowne@amedisys.com	brian.ritchie@eurorscg.com